Exhibit 21.1

LISTING OF SUBSIDIARIES OF GENERAC HOLDINGS INC.

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Generac Power Systems, Inc.	Wisconsin, U.S
Generac Mobile Products, LLC	Wisconsin, U.S
Warehouse Development Group LLC	Wisconsin, U.S.
Generac Acquisition Corp.	Delaware, U.S
MAC, Inc.	Delaware, U.S
CHP Holdings, Inc.	Delaware, U.S.
Country Home Products, Inc.	Delaware, U.S.
Powermate, LLC	Delaware, U.S
MAC Holdings, LLC	North Dakota, U.S
Route 22A & 1 Main LLC	Vermont, U.S.
PR-NA Industries Inc.	Georgia, U.S.
Motortech Americas LLC	Louisiana, U.S.
Generac Holdings UK Ltd	United Kingdom
Generac Global UK Limited	United Kingdom
Ottomotores Nominees Ltd.	United Kingdom
Generac Mobile Products UK Ltd.	United Kingdom
Pramac UK Limited	United Kingdom
Pramac Racing Limited	United Kingdom
Ottomotores S.A de C.V.	Mexico
Ottomotores Comercializadora S.A. de C.V.	Mexico
Generac do Brasil Ltda	Brazil
GPR Brasil Equipamentos Ltda	Brazil
Generac Mobile Products S.r.l	Italy
Generac Holdings Italy S.r.l.	Italy
PR Industrial S.r.l.	Italy
Pramac Europe SAS	France
Services & Gestion France Sarl	France
Pramac GmbH	Germany
Motortech GmbH	Germany
Pramac Iberica S.A.U.	Spain
Pramac Sp. Z.o.o.	Poland
Motortech Polska Sp. Z.o.o.	Poland
Pramac Caribe Srl	Dominican Republic
Pramac Asia PTE Ltd	Singapore
Pramac Fu Lee Foshan Power Equipment Ltd	China
Lifter China Ltd Company	China
Motortech Shanghai Co., Ltd.	China
Suzhou Generac Power Systems Co., Ltd	China
SC Pramac Generators S.r.l.	Romania
Pramac RUS Ltd	Russia
PR Middle East Fze	UAE
PR Australia PTY Ltd	Australia